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EXHIBIT 10.7

AGREEMENT

        THIS AGREEMENT ("Agreement") dated as of October 1, 2002 (the "Effective Date") is entered by and between                        , an individual residing at                        , Utah          ("Executive"), and Weider Nutrition Group, Inc., a Utah corporation with offices located at 2002 South 5070 West, Salt Lake City, Utah 84104 (the "Company").

RECITALS

        WHEREAS, Executive is a senior executive of the Company and has made and is expected to continue to make major contributions to the short and long term profitability, growth and financial strength of the Company;

        WHEREAS, the Company has entered into employment-related agreements with Executive, including a Change in Control Agreement;

        WHEREAS, the Company has made certain changes to its long-term compensation programs for executives, which affect Executives employment-related agreements;

        WHEREAS, the Company and Executive desire to amend and restate the employment-related agreements into this Agreement, thereby preserving the present and future continuity of management and providing additional inducement for the Executive to continue to remain in the employ of the Company.

TERMS OF AGREEMENT

        NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

        1.    Certain Defined Terms.    In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

          (a)   "Affiliate" shall mean a domestic or foreign business entity controlled by, controlling, under common control with, or in a joint venture with, the applicable person or entity.

          (b)   "Board" shall mean the Board of Directors of the Company.

          (c)   "Cause" shall mean Executive's:

              (i)  Gross, fraudulent or willful misconduct of Executive at any time during Executive's employment by the Company, or any such misconduct during any prior period of employment in an executive capacity with any person or entity if not disclosed to the Company in writing prior to the execution hereof;

             (ii)  Substantial and willful failure to perform specific and lawful directives of the Board or a superior;

            (iii)  Willful and knowing violation of any rules or regulations of any governmental or regulatory body, which is materially injurious to the financial condition of the Company;

            (iv)  Conviction of or plea of guilty or nolo contendere to a felony or fraud during Executive's employment with the Company;

             (v)  Drug, alcohol or substance abuse; or

            (vi)  Material breach of the terms of this Agreement which is not corrected after notice and a reasonable cure period not to exceed 15 days.

          (d)   "Change in Control" shall mean the occurrence during the Term of this Agreement (as set forth in Section 2) of both (i) and (ii), below:

              (i)  A change in the composition of the Board over a period of twelve consecutive months (or less) such that a majority of the Board members (rounded up to the nearest whole number) ceases to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board; and

             (ii)  One of:

              (A)  The sale of all or substantially all of the assets and business of the Company or WNI in substantially a single transaction;

              (B)  The merger or consolidation of WNI with and into another corporation if, following such merger or consolidation, persons who were not direct or indirect shareholders of WNI immediately prior to such event (other than persons in which such original shareholders themselves have an interest) ("New Shareholders"), will collectively own stock in the surviving corporation representing both (A) more than 30% of the surviving corporation's total equity value and (B) more than that percentage of the surviving corporation's total equity value owned by the Weider Group, provided, however, that such merger or consolidation shall not be covered by this paragraph (ii) if the Weider Group owns 30% or more of the surviving corporation's total equity value and no New Shareholders who constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, own more than that percentage of the surviving corporation's total equity value owned by the Weider Group; or

              (C)  Acquisition of 50% or more of the fair market value of the outstanding capital stock of WNI by one or more other persons if, following such acquisition, persons who were not direct or indirect shareholders of WNI immediately prior to such event (other than persons in which such original shareholders themselves have an interest), will collectively own stock of WNI representing more than 50% of WNI's total equity value.

          (e)   "Code" shall mean Internal Revenue Code of 1986, as amended.

          (f)    "Good Reason" shall mean any one of the following events which is not cured by the Company within 15 days after Executive's notice in writing to the Company within 90 days of the first happening of the conduct or event:

              (i)  the Company's material diminution of Executive's job titles, responsibilities, duties, perquisites or compensation; or

             (ii)  any involuntary relocation of Executive's principal place of business to a location more than 50 miles form Executive's current principal place of business

          (g)   "Termination Date" shall mean the effective date of the termination of Executive's employment with the Company for any reason.

          (h)   "Weider Group" shall mean Weider Heath and Fitness, a Nevada corporation (or its successor) and its Affiliates.

          (i)    "WNI" shall mean Weider Nutrition International, Inc., a Delaware corporation and the parent of the Company.

        2.    Term of Agreement.    The term of this Agreement shall be from the Effective Date through September 30, 2005 and this Agreement shall be effective with respect to any Change in Control that is both (i) subject to a definitive written purchase, sale, merger or similar agreement entered into on or before September 30, 2005 and (ii) consummated on or prior to the expiration of six months following September 30, 2005.

        3.    Severance Payment.

          (a)   If Executive's employment as an at-will employee shall be terminated either by the Company other than for Cause or by the Executive for Good Reason, then in consideration of and subject to the delivery by Executive to the Company of a release, in form and substance satisfactory to the Company, of any claims that Executive might have as a result of the termination of his employment, the Company shall pay the Executive a severance benefit in an amount equal to the sum of (a) his then annual rate of base salary and (b) the greater of (i) his prior fiscal year's annual bonus, (ii) the average of his annual bonuses for the prior three years, or (iii) 30% of his then annual rate of base salary. Such amount shall be paid, without interest, in 24 equal semi-monthly installments payable in accordance with the Company's customary payroll practices, with the first installment to be paid no later than 30 days following the later of (A) the Termination Date or (B) the date on which the release described above is executed by all parties thereto.

          (b)   If Executive's employment as an at-will employee shall be terminated "in connection with a Change in Control" either by the Company other than for Cause or by the Executive for Good Reason, then in consideration of and subject to the delivery by Executive to the Company of a release, in form and substance satisfactory to the Company, of any claims that Executive might have as a result of the termination of his employment and in lieu of the provisions of Section 3(a) above, the Company shall pay the Executive a severance benefit in an amount equal to 150% [exec. vp]/125% [sr. vp] of the sum of (a) his then annual rate of base salary and (b) the greater of (i) his prior fiscal year's annual bonus, (ii) the average of his annual bonuses for the prior three years, or (iii) 50% of his then annual rate of base salary. Such amount shall be paid, without interest, in 36/30 equal semi-monthly installments payable in accordance with the Company's customary payroll practices, with the first installment to be paid no later than 30 days following the later of (A) the Termination Date or (B) the date on which the release described above is executed by all parties thereto. For purposes of this Section 3(b), any termination "in connection with a Change in Control" shall be any termination either by the Company other than for Cause or by the Executive for Good Reason during the period beginning 90 days prior to and concluding 120 days subsequent to the consummation of a Change in Control.

        4.    Parachute Payments.

          (a)   If it is determined (as hereafter provided) that Executive would be subject to the excise tax imposed by Code Section 4999 to which Executive would not have been subject but for any payment or stock option or restricted stock vesting (collectively a "Payment") occurring pursuant to the terms of this Agreement or otherwise upon a Change in Control (a "Parachute Tax"), then Executive shall be entitled to receive an additional payment or payments (a "Gross-Up Payment") in an amount such that, after payment by Executive of all taxes (including any Parachute Tax) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Parachute Tax imposed upon the Payment.

          (b)   Subject to the provisions of Section 4(a) hereof, all determinations required to be made under this Section 4, including whether a Parachute Tax is payable by Executive and the amount of such Parachute Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the nationally recognized firm of certified public accountants (the "Accounting Firm") used by the Company prior to the Change in Control (or, if such

  Accounting Firm declines to serve, the Accounting Firm shall be a nationally recognized firm of certified public accountants selected by the Company). For purposes of making the calculations required by this Section, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, provided that the Accounting Firm's determinations must be made with substantial authority (within the meaning of Section 6662 of the Code). The Accounting Firm shall be directed by the Company or Executive to submit its preliminary determination and detailed supporting calculations to both the Company and Executive within 15 calendar days after the determination date, if applicable, and any other such time or times as may be requested by the Company or Executive. If the Accounting Firm determines that any Parachute Tax is payable by Executive, the Company shall pay the required Gross-Up Payment to, or for the benefit of, Executive within five business days after receipt of such determination and calculations. If the Accounting Firm determines that no Parachute Tax is payable by Executive, it shall, at the same time as it makes such determination, furnish Executive with an opinion that he has substantial authority not to report any Parachute Tax on his federal tax return. Any good faith determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and Executive absent a contrary determination by the Internal Revenue Service or a court of competent jurisdiction; provided, however, that no such determination shall eliminate or reduce the Company's obligation to provide any Gross-Up Payments that shall be due as a result of such contrary determination. As a result of the uncertainty in the application of Code Section 4999 at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 4(f) hereof and Executive thereafter is required to make a payment of any Parachute Tax, Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, Executive within five business days after receipt of such determination and calculations.

          (c)   The Company and Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 4(b) hereof.

          (d)   The federal tax returns filed by Executive (or any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a basis consistent with the determination of the Accounting Firm with respect to the Parachute Tax payable by Executive. Executive shall make proper payment of the amount of any Parachute Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of Executive's federal income tax return, the Accounting Firm determines in good faith that the amount of the Gross-Up Payment should be reduced, Executive shall within five business days pay to the Company the amount of such reduction.

          (e)   The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Sections 4(b) and (d) hereof shall be borne by the Company. If such fees and expenses are initially advanced by Executive, the Company shall reimburse Executive the full amount of such fees and expenses within five business days after receipt from Executive of a statement therefor and reasonable evidence of his payment thereof.

          (f)    In the event that the Internal Revenue Service claims that any payment or benefit received under this Agreement constitutes an "excess parachute payment" within the meaning of Code Section 280G(b)(1), Executive shall notify the Company in writing of such claim. Such notification shall be given as soon as practicable but not later than 10 business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30 day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably satisfactory to Executive; (iii) cooperate with the Company in good faith in order to effectively contest such claim; and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for and against for any Parachute Tax or income tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

          (g)   The Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive on an interest-free basis, and shall indemnify and hold Executive harmless, on an after tax basis, from any Parachute Tax (or other tax including interest and penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if Executive is required to extend the statue of limitations to enable the Company to contest such claim, Executive may limit this extension solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a corporate deduction would be disallowed pursuant to Code Section 280G and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. In addition, no position may be taken nor any final resolution be agreed to by the Company without Executive's consent if such position or resolution could reasonably be expected to adversely affect Executive unrelated to matters covered hereto.

          (h)   If, after the receipt by Executive of an amount advanced by the Company in connection with the contest of the Parachute Tax claim, Executive receives any refund with respect to such claim, Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto); provided, however, if the amount of that refund exceeds the amount advanced by the Company Executive may retain such excess. If, after the receipt by Executive of an amount advanced by the Company in connection with a

  Parachute Tax claim, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest the denial of such refund prior to the expiration of 30 days after such determination such advance shall be deemed to be in consideration for services rendered after the Date of Termination

        5.    Confidential Information and Inventions.

          (a)   Except as otherwise required by Executive's employment duties for the Company, Executive shall maintain in strict confidence and shall not directly, indirectly or otherwise, use, publish, disclose or disseminate, or use for Executive's benefit or the benefit of any person, firm, corporation or entity, any Confidential Information of or relating to the Company or its affiliates (or which the Company or its affiliates has a right to use). For purposes of this Agreement, AConfidential Information@ shall mean all confidential and proprietary information of the Company and its parents, subsidiaries and affiliates, whether in oral, written or electronic form or obtained by observation or otherwise, whether or not legended or otherwise identified as confidential or proprietary information, and whether or not discovered or developed by Executive or known or obtained by Executive as a consequence of Executive's employment with the Company at any time as employee or agent. Confidential Information shall include, without limitation, all scientific, clinical, engineering, technical, process, method or commercial data, information or know-how, relating to the research, development, manufacture, distribution, sale or marketing of any vitamins, minerals, nutritional supplements, sports nutrition products, beverages, food bars, powdered food supplements, or other products or product lines of the Company. Confidential Information shall also include, without limitation, all customer lists, pricing data, sources of supply and related supplier and vendor information, purchasing, operating or other cost data, manufacturing methods, quality control information, regulatory information, employee and compensation information, financial data, trade secrets, formulas, intellectual property, manuals, financial data, forecasts, business plans, expansion or acquisition plans and product development information and plans. Notwithstanding the foregoing, Confidential Information shall not include (i) information, from a source other than the Company, which is in Executive's possession on the date hereof or subsequently becomes available to Executive so long as such information was lawfully obtained and is not, to the knowledge of Executive, subject to another confidentiality agreement or obligation of secrecy to the Company or another person, or (ii) information which becomes generally available to the public other than directly or indirectly as a result of disclosure by Executive or another party bound by legal obligations prohibiting such disclosure.

          (b)   Executive hereby assigns and transfers to the Company any and all works of authorship, inventions and innovations (whether deemed patentable or not), which relate to the business of the Company and which are made by Executive (or by Executive jointly with others) during the term of Executive's employment and/or within one year after the termination of Executive's employment with the Company, if such work of authorship, invention, or innovation is based upon or relates to Confidential Information acquired by Executive during the term of employment with the Company. For purposes of copyright law, any such work of authorship shall be deemed a work made for hire. Executive agrees to promptly disclose to the Company all such works of authorship, inventions, and innovations. Executive agrees to execute any document reasonably requested by Weider that is necessary or appropriate to document, perfect, or effect the intention of this Section 5 or to secure any patent, copyright registration (as a work made for hire), trademark registration or other protection thereof for Weider.

          (c)   Upon termination of Executive's employment, Executive shall immediately deliver to the Company all Confidential Information embodied in any form (including any form of computer media), including all copies, then in Executive's possession or control, whether prepared by Executive or others, as well as other Company property in Executive's possession or control.

        6.    Successors and Binding Agreement.

          (a)   The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise, including, without limitation, any successor due to a Change in Control) to the business or assets of the Company, by agreement in form and substance reasonable satisfactory to the Executive, expressly assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including, without limitation, any person directly or indirectly acquiring the business or assets of the Company in a transaction constituting a Change in Control (and such successor shall thereafter be deemed the "Company" for the purpose of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

          (b)   This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees, but will not otherwise be assignable, transferable or delegable by Executive.

        7.    Validity.    If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

        8.    Governing Law; Jurisdiction.    The laws of the state of Utah shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the law that might be applied under principles of conflicts of law. Any suit, action or proceeding against Executive, with respect to this Agreement, or any judgment entered by any court in respect of any of such, may be brought in any court of competent jurisdiction in the State of Utah, and Executive hereby submits to the jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment.

        9.    Notices.    Any notices or communications given by any party hereto to the other party shall be in writing and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid. Notices shall be addressed to the parties at the addresses set forth above. Notices shall be deemed given when received. Either party may designate in writing, by notice to the others, such other address to which notices to such party shall thereafter be sent.

        10.    Further Assurances.    Each party agrees at any time, and from time-to-time, to execute, acknowledge, deliver and perform, and/or cause to be executed, acknowledged, delivered and performed, all such further acts, deeds assignments, transfers, conveyances, powers of attorney and/or assurances as may be necessary, and/or proper to carry out the provisions and/or intent of this Agreement.

        11.    Amendment; Waiver; Entire Agreement.    No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements of the parties with respect to such subject matter.

        12.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

WEIDER NUTRITION GROUP, INC.
By:
Title:
EXECUTIVE

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